Exhibit 3.17

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HOSTOPIA.COM INC.

Article I
Name

The name of the Corporation is Hostopia.com Inc. (hereinafter referred to as the “Corporation”).  The date of filing of its original Certificate of Incorporation with the Secretary of State was December 10, 1999, originally incorporated under the name Hostopia.com Inc.

Article II
Registered Agent

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent for service of process at such address is The Corporation Trust Company.

Article III
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article IV
Capital Stock

The total number of shares of stock that the Corporation has the authority to issue is 1,000 shares, all of which shall be designated Common Stock, par value $0.001 per share.

Article V
Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

Article VI
Number of Directors

The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Article VII
Election of Directors

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VIII
Indemnification; Limitation on Director’s Liability

(a)                                 To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

(b)                                 Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the DGCL.  In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the DGCL.  The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights.  Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled.  The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the DGCL, as amended and in effect from time to time.

(c)                                  If a claim under this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the DGCL.

(d)                                 If the DGCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the DGCL, as so amended.

(e)                                  No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit.  If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(f)                                   Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

Article IX
Amendment of Certificate of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors, or any other persons herein are granted subject to this reservation.

This Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said HOSTOPIA.COM INC. has caused this certificate to be signed by Sharon E. Rowe, its Assistant Secretary, this 22nd day of July, 2011.

HOSTOPIA.COM INC.

By:	/s/ Sharon E. Rowe
Sharon E. Rowe
Assistant Secretary